Exhibit 99.1

Spherix’s Wholly Owned Subsidiary Sues AT&T Inc. and AT&T Mobility for Infringement of Patent for Geolocation of Cell Phones in Second Cell Phone Location Suit for Spherix.

TYSONS CORNER, Va., Dec. 9, 2013 /PRNewswire/ -- Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that its wholly owned subsidiary Guidance IP LLC filed suit on December 6, 2013 against AT&T Inc. and AT&T Mobility LLC (collectively “Defendants) for infringement of Patent No. 5,719,584 entitled “System and Method for Determining the Gelocation of a Transmitter.”   Guidance IP LLC is seeking monetary damages and injunctive relief.  This is the second suit by Spherix or its subsidiaries on this patent.  In August 2013 Guidance IP LLC sued T-Mobile claiming infringement of this patent.  The suit against T-Mobile is still pending.

The most recent complaint is filed in the U.S. District Court for the Northern District of Texas, the residential jurisdiction for the corporate headquarters of AT&T Inc. The technology relates to the location of cells phones on the AT&T cell phone network and is only one of more than 200 patents owned by Spherix.  According to public filings, AT&T provides service to approximately 109 million customers through its network in the United States, Puerto Rico and the U.S. Virgin Islands.

Anthony Hayes, Spherix CEO, stated, "Use of Spherix’s intellectual property without a license is unjust and we are committed to protecting the rights afforded under the United States Constitution.  The inventor of the ‘584 patent is working with Spherix to help protect this technology.  When we initially filed suit against T-Mobile on this patent, we advised that we were continuing to evaluate other potential infringers.  With the filing of this suit against AT&T, we are executing on our previous statement.  We will continue to evaluate and identify whether other carriers are utilizing our technologies without license.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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